
<ARTICLE> 5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE
CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE THREE MONTH PERIODS ENDED
JUNE 30, 1997 AND SEPTEMBER 30, 1997 AS PREVIOUSLY REPORTED ON FORM 10-Q AND IS
QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
</LEGEND>
<RESTATED>

<PERIOD-TYPE>                   3-MOS                   3-MOS
<FISCAL-YEAR-END>                          MAR-31-1998             MAR-31-1998
<PERIOD-START>                             APR-01-1997             JUL-01-1997
<PERIOD-END>                               JUN-30-1997             SEP-30-1997
<CASH>                                      20,041,267              12,371,517
<SECURITIES>                                15,868,819              24,433,123
<RECEIVABLES>                               19,024,443              23,888,295
<ALLOWANCES>                                   137,247                 128,022
<INVENTORY>                                          0                       0
<CURRENT-ASSETS>                            61,488,205              64,967,773
<PP&E>                                      23,734,761              26,158,847
<DEPRECIATION>                              11,876,801              12,267,113
<TOTAL-ASSETS>                              92,977,770              97,328,138
<CURRENT-LIABILITIES>                       37,732,934              38,222,538
<BONDS>                                              0                       0
<PREFERRED-MANDATORY>                                0                       0
<PREFERRED>                                          0                       0
<COMMON>                                    23,080,889              23,560,376
<OTHER-SE>                                  29,522,381              33,002,877
<TOTAL-LIABILITY-AND-EQUITY>                92,977,770              97,328,138
<SALES>                                     27,106,462              31,234,193
<TOTAL-REVENUES>                            27,106,462              31,234,193
<CGS>                                        1,707,544               1,505,545
<TOTAL-COSTS>                               30,472,116<F1>          24,277,689
<OTHER-EXPENSES>                               567,549<F2>           1,239,337<F2>
<LOSS-PROVISION>                                     0                       0
<INTEREST-EXPENSE>                             455,070<F3>             616,369<F3>
<INCOME-PRETAX>                            (3,478,133)               6,333,536
<INCOME-TAX>                                 2,783,874               2,660,085
<INCOME-CONTINUING>                        (6,262,007)               3,673,451
<DISCONTINUED>                                       0                       0
<EXTRAORDINARY>                                      0                       0
<CHANGES>                                            0                       0
<NET-INCOME>                               (6,262,007)               3,673,451
<EPS-PRIMARY>                                    (.49)                     .27
<EPS-DILUTED>                                    (.49)                     .25

<F1>The quarter ended June 30, 1997 includes $9,914,000 ($.74 per share) of purchased in-process research and development in connection with the acquisitions of GAT and Innosearch on June 24, 1997. The portion of the purchase price allocated to purchased in-process technology was determined based on a valuation study completed shortly after the closing of the acquisition. The portion of the purchase price allocated to in-process technology was immediately expensed.
<F2>Represents equity in net losses of investees and minority interest.
<F3>Represents net interest income.

